Exhibit 4.8 to Form 20-F
Hambrecht Asia Acquisition Corp.

OPTION AGREEMENT

FOR PURCHASE OF REAL PROPERTY

AMONG

HONESTY GROUP HOLDINGS LIMITED

AND

BURNETTE OR

FEBRUARY 9, 2010

OPTION AGREEMENT FOR PURCHASE OF REAL PROPERTY

This OPTION AGREEMENT (this “Agreement”) is entered into in Jinjiang, China as of February 9, 2010 by and among:

Honesty Group Holdings Limited (hereinafter referred to as “Seller”‘) and

Mr. Burnette Or, whose Hong Kong Identity Card No. is D492593A (hereinafter referred to as “Purchaser”):

WHEREAS:

(A) Seller’s PRC Subsidiaries are the legal owners of certain real property being, lying and situated in the Jinjiang City, Fujian Province of PRC, such real property having the street address of Houlin Community, Luoshan Street, Jinjiang City (the “Transferred Lane) with details described in below table:

Land Use Right Certificate No.	Owner	Tenure	Land Area (sq m)
Jin Guo Yong (2008) di 00739 (________ (2009)__ 00739__) (“Land A”)	GK Company	Expiration on 29 June 2057	65,331
Jin Guo Yong (2009) di 00341(________ (2009)__ 00.41__) (“Land B”)	GC Company	Expiration 29 June 2057	68,002
Jin Guo Yong (2009) di 00103 (________ (2009)__ 00103__) (“Land C”)	GW Company	Expiration 29 June 2057	70,779.58
Jin Guo Yong (2009) di 00989 (________ (2009)__ 00989__) (“Land D”)	GW Company	Expiration 29 June 2057	28,688

(D) Seller has been authorized by PRC Subsidiaries to grant an option to the Purchaser for purchasing the Transferred Property (as defined below) subject to the terms and provisions as set out below; and

(E) Purchaser desires to procure an Option to purchase the Transferred Property by, its designated company with Chinese legal entity (“Designated Company”) upon the terms and provisions as hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties hereto and for the mutual covenants contained herein, each of the parties hereby agrees as follows:

ARTICLE I — DEFINITIONS

1.1           Except as otherwise construed in the context, the following terms in this Agreement shall be interpreted to have the following meanings:

“Call Option” shall mean the right granted pursuant Clause 2.1.

“Call Option Term” shall mean that period of time commencing on the Execution Date and ending on or before March 18, 2011.

“Closing Date” shall mean the last day of the closing term or such other date during the closing term selected by Purchaser.

“Completion” shall mean the completion of the sale and purchase of the Transferred Property.

“Disposal Contract” shall mean the real property purchase contract pursuant to Clause 5.1.

“Execution Date” shall mean the day upon which the last party to this Agreement shall duly execute this Agreement.

“GK Company” shall mean Guanke (Fujian) Electron Technological Industry Co., Ltd., the owner of Land A.

“GC Company” shall mean Guancheng (Fujian) Technology Co., Ltd., the owner of Land B.

“GW Company” shall mean Guanwei (Fujian) Technology Co., Ltd., the owner of Land C and Land D.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

“Option Exercise Date” shall mean that date, within the Call Option Term, upon which the Purchaser shall be entitled to exercise its Call Option to purchase the, Transferred Land by sending a written notice to Seller.

“PRC” shall mean the People’s Republic of China.

“PRC Law” shall mean the then valid laws, administrative regulations, administrative rules, local regulations, judicial interpretations and other binding regulatory documents of the People’s Republic of China.

“PRC Subsidiaries” shall mean GK Company, GC Company and GW Company.

“Put Option” shall mean the right granted pursuant Clause 3.1.

“RMB shall mean Renminbi, the lawful currency of the PRC.

“Transferred Property” shall mean the Land Use Right of Transferred Land and the buildings attached to the Transferred Land.

“US$” shall mean United States dollars, the lawful currency of the United States of America.

1.2           Except as otherwise stated in the context herein, all references to an Article, clause, item or paragraph shall refer to the relevant part of this Agreement.

ARTICLE 2 - GRANT OF CALL OPTION

2.1           In consideration of the sum of US$1.00 paid by the Purchaser (the receipt and sufficiency of which is hereby unconditionally and irrevocably acknowledged and confirmed by the Seller), Seller does hereby grant to Purchaser the exclusive right, exercisable at any time during the Call Option Period, to require the Seller to sell all (but not part only) of the Transferred Property on Purchase Price set out in Clause 5.1(a) to the Designated Company.

ARTICLE 3 - GRANT OF PUT OPTION

3.1           In consideration of the sum of US$1.00 paid by the Seller (the receipt and sufficiency of which is hereby unconditionally and irrevocably acknowledged and confirmed by the Purchaser), and if the Purchaser fails to exercise its Call Option during the Call Option Term, the Seller shall be entitled the exclusive right, exercisable at any time after the last day of the Call Option Term , to require the Purchaser to purchase all (but not part only) of the Transferred Property on Option Price.

ARTICLE 4 - EXERCISE OF OPTIONS

4.1           Purchaser may exercise its Call Option to purchase the Transferred Property, at any time during the Call Option Term, by giving a written notice to Se it As provided for above, the date of sending of said notice shall be the Call Option Exercise Date.

4.2           In the event the Purchaser fails to exercise its Call Option to purchase the Transferred Property during the Call Option Term, Seller shall be entitled to exercise its Put Option, at any time after the Call Option Term, by giving a written notice thereof to Purchaser.  As provided for above, the date of sending of said notice shall be the Put Option Exercise Date.

ARTICLE 5 - CONTRACT FOR PURCHASE OR SALE OF

TRANSFERRED PROPERTY

5.1           In the event that the Purchaser exercises Call Option or Seller exercises its Put Option provided in Article 4 above, Seller shall procure PRC Subsidiaries to agree and sell, while Purchaser shall procure the Designated Company to buy the Transferred Property, and the Purchaser and Seller agree to reach and execute a Disposal Contract for such purchase or sale of the Transferred Property in accordance with the following terms and conditions:

(a)           Purchase Price.  The purchase price for the Transferred Property shall be the sum of (i) the amount of all costs and expenses incurred by the PRC Subsidiaries for acquiring the State-owned Land Use Rights of the Transferred Land, plus (ii) the amount of all costs and expenses relating to the building of structures attached on the Transferred Land;

Notwithstanding the above, under no circumstances shall the exercise of this Option and the Purchase Price paid cause Seller to realize a cash` loss or an accounting loss under U.S. GAAP.

(b)           Closing Date.  The closing date shall be on the day after the Disposal Contract executed by both parties or at any other date during the Call Option Term as may be determined by Purchaser;

(c)           Closing Costs.  Any cost incurred by Purchaser and PRC Subsidiaries for closing of the Disposal Contract shall be borne by each party incurring-such costs;

(d)           Default by Purchaser; Remedies of Seller.  In the event Purchaser, alter exercising of the Call Option, fails to proceed with the closing of the purchase of the Transferred Property pursuant to the terms and provisions as contained herein and/or under the Disposal Contract, Seller shall be entitled to either sue for specific performance of the Disposal Contract or terminate the Disposal Contract and sue for monetary damages;

(e)           Default by Seller; Remedies of Purchaser.  In the event Seller or its PRC Subsidiaries fails to close the transaction of the Transferred Property subject to the terms and conditions of this Agreement and/or under the Disposal Contract, Purchaser shall be entitled to either sue for specific performance of the Disposal Contract or terminate the Disposal Contract and sue for monetary damages; and

(f)           Governing Law.  The Disposal Contract shall be governed by and construed in accordance with the PRC Law.

ARTICLE 6 - WARRANTIES

6.1           It is acknowledge by the parties hereto that the Transferred Property has been mortgaged securing the bank loans offered to GK Company.  Seller undertakes that, prior to the Purchaser’s exercising the Call Option, it will procure the PRC Subsidiaries to release the mortgage or obtain the approval from the mortgagee for the transaction of the Transferred Property, and shall procure the PRC Subsidiaries to obtain all necessary permits and approval from any third party or competent governmental authority.

6.2           The Seller warrants that it has been duly authorized by PRC Subsidiaries execution of this Agreement, and PRC Subsidiaries will, as directed by Seller, carry out all the formalities in connections with the purchase or sale of the Transferred Property upon exercising the Call Option by Purchaser.

6.3           For the purpose of complying with PRC Laws and exercising of the Call Option and/or the Put Option hereunder, Purchaser warrants that it will procure the Designated Company to purchase the Transferred Property pursuant to Article 5 and reach a long-term lease contract (no less than 20 years) with GK Company, which shall provide GK Company with the right of rent the Transferred Property at a favorable prevailing market price as agreed by the parties thereto..

6.4           Each party hereto warrants to the other party that, throughout the continuant this Agreement up to and including Completion:

(a)           it is duly organized, validly existing and in good standing (or equivalent status in applicable jurisdiction) under, and by virtue of, the laws of the place of its establishment and has all requisite power and authority to own its assets and properties and to carry on its business as now conducted, it has the legal right and full capacity, power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on it in accordance with its terms;

(b)           all corporate and other actions, consents, permits, licenses and governmental, regulatory and other approvals (including approvals of its directors and shareholders) required to be taken, made or obtained by it for the authorization, execution and delivery of, and the performance of all of its obligations under this Agreement, for the other party to be able to enforce such obligations, and for or in connection with the transactions and arrangements contemplated hereunder, have been taken, made and obtained or will be taken, made and obtained prior to Completion;

(c)           no order has been made or petition presented or resolution passed for the winding up of any of them; no distress, execution or other process has been levied against it or any of its assets and no action has been taken to repossess any goods or assets in the possession of any of them.  It has not stopped payment and is not insolvent or unable to pay its debts as they fall due and has not made or proposed any arrangement or composition with its creditors.  No administrative or other receiver has been appointed by any person, company or any other entity of its business or assets or any part thereof, nor has any order been made, petition presented or any other step taken for the appointment of an administrator or receiver in respect of it or any of its assets.  There has been no delay by it in the payment of any material obligation due for payment; and

(d)           the execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in any violation, breach or default or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any material contract or agreement to which it is a party or by which it may be bound, or a violation of any applicable law, rules or regulations or any order to which it is subject, or an event which results in the creation or enforcement of any encumbrance upon any assets and properties of any of them.

ARTICLE 7 - MISCELLANEOUS

7.1           Execution by the parties.  This Agreement shall not become effective and binding until fully executed by the parties.

7.2           Notice.  All notices, demands and/or consents provided for in this Agreement shall be in writing and shall be delivered to the parties hereto by hand or by mail with postage pre-paid.  Such notices shall be deemed to have been served on the date mailed.  All such notices and communications shall be addressed to the Seller at SGOCO Technology Park, Luoshan, Jinjiang, Fujian, China, 362200 and to Purchaser at SGOCO Technology Park, Luoshan, Jinjiang, Fujian, China, 362200, or at such other address as either may specify to the other in writing.

7.3           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto agree to submit to the non-exclusive jurisdiction of the courts of Hong Kong.

7.4           Successors and Assigns.  This Agreement shall be binding upon each party’s successors and assigns and personal representatives (as the case may be) and is freely assignable and transferable.

7.5           Term.

(a)           this Agreement will be deemed to have commenced on the Effective Date and ending on (a) the date on which Call Option is exercised by Purchaser, or (b) the date on which Put Option is exercised by Seller.

(b)           Upon Burnette Or’s written request, the Call Option Term may be renewed for an additional 12-month term.

7.6           Headings.  The headings inserted at the beginning of each paragraph and/or subparagraph are for convenience of reference only and shall not limit or otherwise affect or be used in the construction of any terms or provisions hereof.

7.7           Cost of this Agreement.  Any cost and/or fees incurred by each of the parties hereto shall be borne by the respective party incurring such cost and/or fee.

7.8           Entire Agreement.  This Agreement contains all of the terms, promises, covenants, conditions and representations made or entered into by or among the parties and supersedes all prior discussions and agreements whether written or oral between the parties hereto with respect to the Option and all other matters contained herein and constitutes the sole and entire agreement between the parties hereto.  This Agreement may not be modified or amended unless such amendment is set forth in writing and executed by each of the parties hereto with the formalities hereof.

IN WITNESS whereof the parties have executed this Agreement the day and year first above written.

SIGNED BY	)	/s/ Seal of Honesty
a director for and on behalf of	)	Group Holdings
HONESTY GROUP HOLDINGS LIMITED	)	Limited
in the presence of:	)

SIGNED BY MR. BURNETTE OR    /s/ Burnette Or

AMENDMENT TO OPTION AGREEMENT

This Amendment to Option Agreement (“Amendment”) is made this 9th day of February, 2010, and amends the Option Agreement for Purchase of Real Property (“Option Agreement”), dated February, 2010, between Honesty Group Holdings Limited (“Seller”) and Mr. Burnette Or, whose Hong Kong Identity Card No. is D492593A (“Purchaser”).

WHEREAS, the parties desire to clarify a provision of the Option Agreement and have agreed to the amendment provided herein for that purpose;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           Definitions.   Capitalized terms used in this Amendment and not defined herein are used with the meaning ascribed thereto in the Option Agreement.

2.           Amendment.   Section 4.1 of the Option Agreement is hereby amended by adding the following sentence at the end thereof:

In no event shall any exercise of the Call Option be effective unless a lease of the Transferred Property, as described in Section 6.3 below, is agreed upon between the GK Company and the Purchaser or the Designated Company to be entered into simultaneously with the closing of the purchase of the Transferred Property.

3.           Miscellaneous.  Except as expressly amended hereby, the Option Agreement shall continue in full force and effect as written.  This Amendment shall be subject to the provisions of Sections 7.3 [Governing Law], 7.4 [Successors and assigns], 7.6 [Headings], and 7.7 [Cost] of the Option Agreement as if fully set forth herein.  This Amendment may not be modified or amended unless such amendment is set forth in a writing and executed by each of the parties hereto with the formalities hereof.

IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

SIGNED BY
a director for and on behalf of
HONESTY GROUP HOLDINGS LIMITED    /s/ Honesty Group
in the presence of:

SIGNED BY MR. BURNETTE OR    /s/ Burnette Or